UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 18, 2008

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MECHANICAL TECHNOLOGY, INCORPORATED

(Exact name of registrant as specified in charter)

New York	0-6890	14-1462255
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

431 New Karner Road, Albany, New York 12205

(Address of Principal Executive Offices) (Zip Code)

(518) 533-2200

(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement.

On September 18, 2008, MTI MicroFuel Cells Inc. (“MTI Micro”), a majority-owned subsidiary of Mechanical Technology, Incorporated (the “Company”), entered into a Convertible Note and Warrant Purchase Agreement (the “Purchase Agreement”), Secured Convertible Promissory Note Agreements (the “Bridge Notes”), Security Agreement (the “Security Agreement”) and Warrant Agreements (the “Warrants”) with the Company and other accredited investors, including Dr. Walter L. Robb, a member of the Company’s Board of Directors (the “Other Investors” and together with the Company, the “Investors”). The Bridge Notes allow MTI Micro to borrow up to an aggregate of $2,200,000, including conversion of outstanding debt totaling $700,000 owed to the Company. Under this agreement, MTI Micro has closed on $1,500,000 of funding from Other Investors.

At present, the Company does not currently expect to advance future resources to fund MTI Micro operations. Instead, MTI Micro will seek external equity or debt investments to finance its operations. Based on current projections, the Company’s remaining operations, including MTI Instruments, Inc. and the parent company, are expected to have adequate resources and cash flows from operations to operate for the foreseeable future.

The Bridge Notes have an interest rate of 10%, compounded annually, and mature on March 31, 2009 (the “Maturity Date”). If MTI Micro’s next equity financing (the “Next Equity Financing”) raises at least $3.5 million (including conversion of the Bridge Notes) and occurs before the Maturity Date, the outstanding principal and, at MTI Micro’s option, accrued interest shall be automatically converted into equity securities (which are expected to be Series A Preferred Stock) issued in the Next Equity Financing at the price per share paid by investors in such Next Equity Financing.

If the Next Equity Financing does not occur on or before the Maturity Date, all principal and accrued interest outstanding under the Bridge Notes shall be converted to equity securities of MTI Micro, based upon a valuation of MTI Micro to be agreed by MTI Micro and the holders of a majority in interest of the Bridge Notes within thirty (30) days following the Maturity Date, which valuation and terms shall be negotiated in good faith by the parties (a “Negotiated Conversion”). If MTI Micro and holders of a majority in interest of the Bridge Notes cannot agree upon the valuation and terms of a Negotiated Conversion, and do not consummate such Negotiated Conversion within thirty (30) days following the Maturity Date, then all principal and accrued interest outstanding under the Bridge Notes shall be due and payable upon demand by the holders at any time thereafter.

In the event of a change of control of MTI Micro prior to the consummation of the Next Equity Financing, a negotiated conversion, or the repayment in full of all principal and accrued interest under the Bridge Notes, then all unpaid principal and accrued interest shall become immediately due and payable in the amount equal to 125% of the principal amount of the Bridge Notes and 100% of the accrued interest then outstanding within thirty (30) days following the consummation of a change in control.

The Investors will also receive Warrants to purchase securities issued in the Next Equity Financing or issued in a Negotiated Conversion, as applicable, having an aggregate exercise price equal to 10% of the principal amount of the outstanding Bridge Notes. The per share exercise price of the Warrants shall be the per share price at which securities are sold or issued in the Next Equity Financing or Negotiated Conversion, as applicable. The Warrants will be net-exercisable and will expire on the earlier of: (i) the fifth anniversary of the Warrant issue date; (ii) immediately prior to a change in control; (iii) thirty days following the Maturity Date if no Negotiated Conversion is consummated; or (iv) immediately prior to an initial public offering of MTI Micro.

The Bridge Notes are secured by all of MTI Micro’s assets (including intellectual property), have a first priority security interest in all of MTI Micro’s assets (including intellectual property), and are senior to all other debts and obligations of MTI Micro in accordance with the provisions of a Security Agreement among MTI Micro and the Investors.

This foregoing description of the terms of the Purchase Agreement, the Bridge Notes, the Warrants and the Security Agreement is not complete and is qualified in its entirety by the terms and conditions of the Bridge Notes, Warrants and the Security Agreement which will be filed as exhibits to the Company’s Form 10-Q for the quarter ending September 30, 2008.

Item 1.02 – Termination of a Material Definitive Agreement.

On September 3, 2008, MTI Micro received a letter from Duracell, part of The Gillette Company which is part of the Procter & Gamble Company (“Duracell”), terminating, without cause, the Strategic Alliance Agreement, dated September 19, 2003, between Gillette and MTI Micro, as amended by Amendment No. 1 to the Strategic Alliance Agreement, dated as of August 18, 2004, Amendment No. 2 to the Strategic Alliance Agreement, dated as of June 20, 2005 and Amendment No. 3 to the Strategic Alliance Agreement, dated as of September 13, 2006 (as amended, the “Agreement”). In accordance with the Agreement, the termination became effective on September 18, 2008.

Item 8.01 - Other Events.

On September 10, 2008, MTI Micro and Duracell entered into a letter of intent whereby both parties agree to explore a new relationship to collaborate on the market development and commercialization of Mobion®-based fuel cell systems and methanol fuel cartridges for the consumer market.

On September 18, 2008, the Company, pursuant to Rule 477 under the Securities Act of 1933, withdrew its Registration Statement on Form S-1 (SEC File No. 333-14990), originally filed on March 27, 2008. In light of current market conditions, the Company has determined not to proceed with the public offering contemplated by the Registration Statement. No securities were sold pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MECHANICAL TECHNOLOGY, INCORPORATED
Date: September 18, 2008	By:	/S/ CYNTHIA A. SCHEUER
	Name:	Cynthia A. Scheuer
	Title:	Vice President, Chief Financial Officer and Secretary

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